UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2001

DECISIONLINK, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-17569	84-1063897

(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification No.)

1181 Grier Drive Suite B Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code: (702) 361-9873

(Former name or former address, if changed since last report)

Item 5. Other Events

On October 1, 2001, pursuant to a Board of Directors resolution, DecisionLink, Inc. released all of its Pooled Shares after satisfying certain milestones of the Pooling Agreement executed on July 27, 2000 in conjunction with the combination of its business with that of Intrex Data Communications Corp. (“Intrex”) as of that date.  The Pooled Shares were released as follows:
			Common	Total Common
			Stock Issuable	Stock and
			For Preferred	Common Stock
		Common	Special Series	Equivalents
		Stock (A)	Shares (B)	Released

(C )	Peter J. Lagergren	45,931,764	- -	45,931,764
(D )	David S. Peachey	- -	43,398,235	43,398,235
(E )	Brian A. O’Neil	- -	13,401,953	13,401,953
(F )	Trevor S. Nelson	- -	7,914,499	7,914,499
	Non-affiliates	5,857,558	72,485,960	78,343,518

	Total	51,789,322	137,200,647	188,989,969 (G)

(A)	Released to former Pandel Instruments, Inc. (“Pandel”) shareholders. These shares have been included in the Company’s outstanding shares since their conversion from Pandel Series Preferred shares on December 31, 2000.

(B)	Released to former Intrex shareholders. Each share of the Company’s Preferred Special Series (the “Special Series”) is entitled to one hundred votes and is convertible into one hundred shares of the Company’s common stock at the sole discretion of the holder through a ten-year period ending July 27, 2010.

(C)	Formerly Pandel Instruments, Inc. (“Pandel”) CEO and Director and currently DecisionLink’s Executive Vice President, Group President Communication Technology Division, Chief Technology Officer and Class B Director. Includes 9,450,000 shares of the Company’s common stock released to Mr. Lagergren under a Compensation Agreement executed on July 27, 2000 in conjunction with the combination of DecisionLink and Pandel as of that date.

(D)	Intrex’s President, CEO and Director and DecisionLink’s President and Class A Director. Includes 94,500 shares of the Company’s Special Series Shares (convertible into 9,450,000 shares of the Company’s common stock, see (B) above) released to Mr. Peachey under a Compensation Agreement executed on July 27, 2000 in conjunction with the combination of DecisionLink and Intrex as of that date.

(E)	Intrex Director and DecisionLink’s Executive Vice President – Corporate Development and Class B Director.

(F)	Intrex Director and DecisionLink Class C Director.

(G)	There are currently 155,087,306 shares of Common Stock issued and outstanding in addition to the shares being released.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

             DECISIONLINK, INC.
             (Registrant)

By:	/s/ R. Kenyon Culver	Date:	October 12, 2001

R. Kenyon Culver
Chief Financial Officer